EXHIBIT 10.1

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is entered into effective as of August 14, 2017 (the “Effective Date”) by and between ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation (the “Company”), and JOSEPH A. CHLAPATY (“Mr. Chlapaty”).

Recitals

WHEREAS, on August 14, 2017, Mr. Chlapaty tendered his resignation as a director and Chairman of the Board of Directors of the Company (the “Board”) and as President and Chief Executive Officer of the Company, with such resignation to be effective as of September 1, 2017;

WHEREAS, in recognition of Mr. Chlapaty’s past service to the Company, and with the desire for the Company to continue to benefit from Mr. Chlapaty’s knowledge and experience with respect to the Company, the Board has, by a duly adopted resolution, appointed Mr. Chlapaty as Chairman Emeritus of the Board effective as of September 1, 2017, to serve as a non-voting advisor to the Board; and

WHEREAS, in order to ensure compliance with applicable law and regulations, and to ensure that the Chairman Emeritus role is consistent with the best interests of the Company and its stockholders, Mr. Chlapaty and the Company have agreed to enter into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below.

Section 1.Confidentiality. Mr. Chlapaty recognizes and acknowledges that he has and may, in the future, have access to confidential and proprietary information of the Company by virtue of attendance at Board meetings and otherwise through his position as Chairman Emeritus, which constitutes valuable, special and unique assets of the Company. As used herein, the term “Confidential Information” means all information (i) relating to the Company and/or its affiliates of a confidential or non-public nature, including without limitation all data, technology, inventions, discoveries, processes, techniques, trade secrets, formulae, results of investigations and experiments, marketing, production, pricing, buying and sales information, customer lists and other customer information relating to the Company and/or its affiliates, which have been disclosed to Mr. Chlapaty or developed or otherwise obtained by Mr. Chlapaty during his service as director or Chairman Emeritus or (ii) relating to third parties of a confidential or non-public nature disclosed to Mr. Chlapaty during his service as director or Chairman Emeritus to the extent the Company or any of its affiliates remains subject to confidentiality or use restrictions in favor of a third party with respect to such information, other than any information that is or becomes within the public domain, other than through a breach of this Agreement.

Mr. Chlapaty acknowledges that Confidential Information is and shall remain the property of the Company. Mr. Chlapaty shall not, either during or after his service as Chairman Emeritus, except in connection with his service as Chairman Emeritus, directly or indirectly use or disclose to any Person any Confidential Information unless required to do so by applicable law or any governmental authority, or otherwise use all or any part of the Confidential Information for personal gain or in detriment to the Company. Upon request of the Company, at any time during the course of his service as Chairman Emeritus, upon termination of his service as Chairman Emeritus or thereafter, Mr. Chlapaty shall promptly return to the Company all records relating to Confidential Information in whatever form they exist, and by whomever prepared, which are then in his custody, possession and/or control.

The federal Defend Trade Secrets Act of 2016 immunizes Mr. Chlapaty against criminal and civil liability under federal or state trade secret laws (under certain circumstances) if Mr. Chlapaty discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Mr. Chlapaty discloses a trade secret in either of the following two circumstances: (a) Mr. Chlapaty discloses the trade secret (i) in confidence, (ii) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (iii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a legal proceeding, Mr. Chlapaty discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

Section 2.Trading in Securities of the Company; Standstill.

(a)Mr. Chlapaty acknowledges that he is aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person where such information could be used by such person to profit by trading in the Company’s securities or the securities of other companies to which such information relates. While serving as Chairman Emeritus of the Company, Mr. Chlapaty hereby agrees (i) not to trade in the securities of the Company until such time as permitted under applicable securities laws, and (ii) to adhere to and be bound by all insider trading policies now or hereinafter adopted by the Company, subject to all pre-clearance procedures and blackout periods established by the Company and applicable to designated insiders pursuant to such insider trading policies.

(b)In consideration of Mr. Chlapaty being furnished with Confidential Information by virtue of his Chairman Emeritus status, Mr. Chlapaty hereby agrees that while serving as a director or Chairman Emeritus of the Board and for a period of 12 months after the termination of his service as a director or Chairman Emeritus, whichever is later, neither he nor any of his affiliates or associates (as such terms are used in the rules of the Securities and Exchange Commission) nor anyone acting on his or their behalf will, unless approved in advance in writing by the Board, directly or indirectly, alone or in concert with others: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof or any assets of the Company or any subsidiary or division thereof, provided, that Mr. Chlapaty may (x) acquire shares of the Company’s common stock in open market, non-negotiated transactions provided that his total “beneficial ownership” (as such terms are used in the rules of the Securities and Exchange Commission) in the Company’s common stock does not in the aggregate exceed 20% (assuming the vesting and exercise in full of all rights under existing employee benefit and/or equity incentive plans (and related award agreements) to acquire Company securities through the exercise of stock options, or otherwise), and (y) exercise all rights under existing employee benefit and/or equity incentive plans (and related award agreements) to acquire Company securities through the exercise of stock options, or otherwise, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or its subsidiaries (other than such encouragement, advice or influence as is consistent with the Board’s recommendation in connection with such matter), (iii) initiate or support any stockholder proposal with respect to the Company, (iv) make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction involving the Company or its securities, assets or business or any subsidiary or division thereof, or of any successor thereto or any controlling person thereof, or any action which would result in a class of securities of the Company being delisted from a national securities exchange or to ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or encourage any other person in any such activity, (v) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any voting securities of the Company or its subsidiaries, (vi) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company to any person or entity if such person or entity, together with its affiliates and associates (as such terms are used in the rules of the Securities and Exchange Commission), would own, control or otherwise have beneficial ownership or any other ownership interest in the aggregate of more than 5% of the shares of the Company’s common stock outstanding at such time, or (vii) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other persons in connection with any of the foregoing; provided, however, that neither clause (vi) nor clause (vii) shall preclude Mr. Chlapaty from instructing his broker to sell securities of the Company in open market, non-negotiated transaction nor preclude the tender (or action not to tender) by Mr. Chlapaty or any of his affiliates or associates of any securities of the Company into any tender or exchange offer or vote by Mr. Chlapaty or any of his affiliates or associates for or against any merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses, provided that, in each case, the offer or proposed transaction is made available to all holders of the Company’s common stock on the same terms on a pro rata basis and is approved by the Company’s board of directors. Mr. Chlapaty shall not, directly or indirectly, make, in each case to the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing. Mr. Chlapaty shall promptly advise the Company of any inquiry or proposal made by any third party with respect to any of the foregoing, including the details thereof. Nothing set forth in this Section 2(b) shall otherwise limit the rights and obligations with respect to the registration of shares of common stock held by Mr. Chlapaty and his affiliates as set forth in that certain Registration Rights Agreement dated as of July 30, 2014, of which the Company and Mr. Chlapaty are party.

Section 3. Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed given when personally delivered or when mailed by first class certified mail, return receipt requested and postage prepaid, addressed to the parties at their respective addresses set forth under their respective signatures below or to such other person or addresses as shall be given by notice of any party.

Section 4.Severability. If and to the extent any one or more terms, provisions, covenants and agreements hereof or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such terms, provisions, covenants and agreements (or portions thereof) shall be deemed separable from the remaining terms, provisions, covenants and agreements hereof and such holding shall in no way affect the validity or enforceability of any of the other terms, provisions, covenants and agreements hereof.

Section 5.Remedies. The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by Mr. Chlapaty and that in addition to all other remedies it may be entitled to, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. In the event that the Company institutes any legal suit, action, or proceeding against Mr. Chlapaty arising out of or relating to this Agreement, the Company shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by the Company in conducting the suit, action, or proceeding, including reasonable attorneys' fees and expenses and court costs.

Section 6.Waiver; Remedies Cumulative. No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

Section 7.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

Section 8.Assignment. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and Mr. Chlapaty’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by Mr. Chlapaty, it being understood and agreed that this is a contract personal to Mr. Chlapaty. This Agreement shall not be assignable by the Company except in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise).

Section 9.Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by Mr. Chlapaty and a duly authorized representative of the Board.

Section 10.Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflict of law provisions. Each party agrees, on behalf of itself and its representatives, to submit to the jurisdiction of any court of competent jurisdiction located in the State of Delaware to resolve any dispute relating to this Agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.

Section 11.Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.

Section 12.Consultation with Counsel. Mr. Chlapaty acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Mr. Chlapaty concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Mr. Chlapaty have executed multiple counterparts of this Agreement effective as of the Effective Date.

Advanced Drainage Systems, Inc. By: /s/ Kevin C. Talley Name: Kevin C. Talley, EVP & CAO Address:4640 Trueman Boulevard Hilliard, OH 43026	/s/ Joseph A. Chlapaty Name: Joseph A. Chlapaty Address:

Signature Page to Confidentiality Agreement